Exhibit 10.1

Excerpt from P&O Princess Cruises plc Annual Report on Form 20-F for year ended December 31, 2001 (pages 75 to 76)

Aida Cruises Sale and Purchase Agreement

On September 25, 2000, P&O Princess (substituted for P&O on October 23, 2000), P&O Princess Cruises International Limited (“POPCIL”) (substituted for ACL Limited on October 31, 2001) and Arkona Touristik GmbH (which entity has since been succeeded by Deutsche Seereederei GmbH by operation of law) (“DS”) entered into a sale and purchase agreement under which POPCIL acquired the 49% shareholding in Aida Cruises Limited (“Aida Cruises”) not already held by POPCIL from DS (“Aida Cruises Purchase Agreement”).

The consideration for this acquisition is as follows:

(i)	On November 28, 2000 P&O Princess issued 11,366,415 ordinary shares in P&O Princess (“P&O Princess Shares”) to DS.

(ii)	On or before January 2, 2003, POPCIL must pay DS DM115 million less the amount of the aggregate value on November 30, 2002 of all the shares issued to DS previously (as part consideration under this agreement) in cash or, if DS so elects with the consent of POPCIL, by procuring the allotment to DS of such number of P&O Princess Shares as is derived by dividing the amount to be paid in DM by the average of the DM trading prices of the P&O Princess Shares during the 40 trading days preceding November 30, 2002; and

(iii)	At any time during the period from September 30, 2002 to September 30, 2005 DS is entitled, by serving at least three months’ notice on POPCIL, to require an additional payment based on earnings before interest and tax of the combined businesses of Aida Cruises and Seetours International Limited (“Seetours”), a wholly-owned subsidiary of P&O Princess, (the “Business”) for the twelve-month period ending on the last day of that notice. The additional payment is payable in cash or, at POPCIL’s option after consultation with DS, by POPCIL procuring the allotment of such number of P&O Princess Shares as is derived by dividing the earn-out payment by the average of the DM trading prices of the P&O Princess Shares during the 20 trading days preceding the actual date of determination of the earn-out payment. The maximum amount of the earn-out payment is DM400 million.

Mr. Horst Rahe, one of the non-executive Directors of P&O Princess, has a beneficial interest in the P&O Princess Shares issued under sub-paragraph (i) above.

The Aida Cruises Purchase Agreement provides that if there is a change of control or liquidation of P&O Princess, then DS is entitled to accelerate the payment of the total outstanding balance of the consideration referred to in sub-paragraphs (ii) and (iii) above by serving notice on POPCIL. DS is also entitled to accelerate such payment in the event that P&O Princess or POPCIL materially breaches the non-compete or non-solicitation restrictions or the obligation to obtain DS’s prior consent for various actions relating to the Business.

Under the agreement Mr. Horst Rahe was appointed chairman of the Business.

The agreement sets out various matters relating to the Business for which POPCIL must first obtain the consent of DS and, for matters relating to the termination and replacement of key executives of the Business, Mr. Rahe. It also contains mutual non-compete and non-solicitation restrictions. However, there are exceptions to these restrictions including a preservation of the rights of DS and Mr. Rahe’s group of companies to carry on general sales agent activities for the sale of certain products in Germany. In addition, DS is entitled to assign any or all of its rights and obligations under the agreement to any of Mr. Rahe’s group of companies without the consent of the other parties.

There are some limited restrictions on the use of the trademarks “AIDA”, “Seetours” and “Arkona”. In addition, DS has a right of first refusal to buy any of these trademarks if POPCIL proposes to sell them to a third party otherwise than as part of a trade sale. All the restrictions referred to in this paragraph continue to apply until all the consideration due under the terms of the agreement has been paid to DS, except for the non-compete and non-solicitation restrictions which, in the case of DS only, last until two years after all such consideration has been paid to DS.

Under the agreement, POPCIL undertakes to procure the redeployment of two of the P&O Princess Group’s vessels into the Business, one in 2002 and one in 2004. In addition, the parties have agreed that the Business will order two river cruise vessels for delivery in 2002. Thereafter, unless otherwise agreed by the parties, the Business will order a further five vessels between 2003 and 2005. The cost of a river cruise vessel is expected to be approximately DM30 million. On November 4, 2001, the parties signed an amending agreement whereby it was agreed that no order would be made for the fourth vessel, due for delivery in April 2003, and that the fleet plan would be amended accordingly.

P&O Princess has guaranteed the due and punctual performance by POPCIL of its obligations under the agreement, including its obligation to pay the consideration due under the agreement.